EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We have issued reports dated June 7, 2007, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Quality Systems, Inc. on Form 10-K for the year ended March 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Quality Systems, Inc. on Forms S-8 (File No. 33-31949, effective November 6, 1989, File No. 333-63131, effective September 10, 1998, File No. 333-67115, effective November 12, 1998 and File No. 333-129752, effective November 16, 2005).

/s/ Grant Thornton LLP

Irvine, California
June 7, 2007

78